November 10, 1999


Fusion Networks, Inc.
8115 N.W. 29th Street
Miami, Florida 33122

Gentlemen:

     We have acted as special tax counsel to Fusion Networks, Inc., a Delaware corporation ("Fusion"), in connection with the proposed transactions (the "Merger") contemplated by (1) the Plan of Reorganization and Merger dated as of August 18, 1999 (the "IDM Merger Agreement"), by and among IDM Environmental Corp., a New Jersey corporation ("IDM"), IDM Merger Subsidiary, Inc., a Delaware corporation ("Mergco"), and Fusion Networks Holdings, Inc. (fka IDM/Fusion Holdings, Inc.), a Delaware corporation ("Parent"), and (2) the Agreement and Plan of Merger dated as of August 18, 1999, as amended (the "Fusion Merger Agreement"), by and among Fusion, IDM/FNI Acquisition Corporation, a Delaware corporation, and Parent. In that connection, we have participated in certain aspects of the preparation of a Registration Statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy
Statement/Prospectus of IDM and Fusion Networks dated ___________, 1999. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     The facts as we understand them are set forth in the Registration Statement. Based on such facts and on certain representations made to us by Fusion, IDM and Parent, the discussion set forth under the caption, "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement is our opinion as to the material United States federal income tax consequences to stockholders of Fusion expected to result from the receipt of Parent Common Stock pursuant to the Merger.

     This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. In addition, any variation or difference from the facts as set forth in the Registration Statement and incorporated herein might affect the conclusion stated herein.

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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement and to the reference to us in the sections captioned "QUESTIONS AND ANSWERS ABOUT THE MERGER" and "THE MERGER -- Certain Federal Income Tax Consequences" in the Registration Statement.

                                          Very Truly Yours,

                                          SILVERSTEIN AND MULLENS, P.L.L.C.

                                          /s/ Silverstein and Mullens, P.L.L.C.